Exhibit 10.27

Execution Copy

CLASS B UNIT AND COMMON UNIT
PURCHASE AGREEMENT

BY AND AMONG

COPANO ENERGY, L.L.C.

AND

KAYNE ANDERSON MLP INVESTMENT COMPANY

RCH ENERGY MLP FUND LP

RCH ENERGY MLP FUND-A LP

TORTOISE ENERGY INFRASTRUCTURE CORPORATION

TORTOISE ENERGY CAPITAL CORPORATION

GOLDMAN, SACHS & CO.

ENERGY INCOME AND GROWTH FUND

FIDUCIARY/CLAYMORE MLP OPPORTUNITY FUND

ALERIAN OPPORTUNITY PARTNERS LP

ALERIAN CAPITAL PARTNERS LP

STROME HEDGECAP, LP

STROME ALPHA, LP

AND

STROME FAMILY FONDATION

CLASS B UNIT AND
COMMON UNIT PURCHASE AGREEMENT

CLASS B UNIT AND COMMON UNIT PURCHASE AGREEMENT, dated as of June 17, 2005 (this “Agreement”), by and among COPANO ENERGY, L.L.C., a Delaware limited liability company (“Copano”), and each of KAYNE ANDERSON MLP INVESTMENT COMPANY (“KAMIC”), RCH ENERGY MLP FUND LP (“RCH”), RCH ENERGY MLP FUND-A LP (“RCH-A”), TORTOISE ENERGY INFRASTRUCTURE CORPORATION (“TEIFC”), TORTOISE ENERGY CAPITAL CORPORATION (“TECC”), GOLDMAN, SACHS & CO., on behalf of Principal Strategies Group (“Goldman”), ENERGY INCOME AND GROWTH FUND (“EIGF”), FIDUCIARY/CLAYMORE MLP OPPORTUNITY FUND (“FCMOF”), ALERIAN OPPORTUNITY PARTNERS LP (“AOP”), ALERIAN CAPITAL PARTNERS LP (“ACP”), STROME HEDGECAP, LP (“SH”), STROME ALPHA, LP (“SA”) AND STROME FAMILY FOUNDATION (“SFF”) (each of KAMIC, RCH, RCH-A, TEIFC, TECC, EIGF FCMOF, AOP, ACP and SH, SA and SFF a “Purchaser” and collectively, the “Purchasers”).

WHEREAS, simultaneously with the execution of this Agreement, Copano is entering into a definitive purchase agreement to acquire, directly or indirectly, 100% of the outstanding membership interests in ScissorTail Energy, LLC, a Delaware limited liability company, from Hamilton ScissorTail LLC, a Colorado limited liability company, and ScissorTail Holdings, LLC, a Delaware limited liability company (the “ScissorTail Acquisition”);

WHEREAS, Copano desires to finance a portion of the ScissorTail Acquisition through the sale of an aggregate of $175,002,090 of Class B Units and Common Units and Purchasers desire to purchase an aggregate of $175,002,090 of Common Units and Class B Units from Copano in accordance with the provisions of this Agreement;

WHEREAS, it is a condition to the obligations of Purchasers and Copano under this Agreement that the ScissorTail Acquisition be consummated;

WHEREAS, Copano has agreed to provide Purchasers with certain registration rights with respect to the Purchased Units acquired pursuant to this Agreement; and

WHEREAS, Copano has agreed to deliver or cause be delivered at Closing a Voting Agreement in the form attached as Exhibit F (the “Unitholder Voting Agreement”) with Copano Partners Trust, a Delaware statutory trust, DLJ Merchant Banking, and certain officers of Copano, pursuant to which each of such unitholders will unconditionally and irrevocably agree to vote all of the Common Units and Subordinated Units owned by it in favor of the conversion of Class B Units into Common Units as contemplated by Section 5.01 of this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Copano and each of the Purchasers, severally and not jointly, hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01                                Definitions.  As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“Acquisition Documents” means the ScissorTail Purchase Agreement and the ScissorTail Financing Commitment.

“Action” against a Person means any lawsuit, action, proceeding, investigation or complaint before any Governmental Authority, mediator or arbitrator.

“Affiliate” means, with respect to a specified Person, any other Person, whether now in existence or hereafter created, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition, “control” (including, with correlative meanings, “controlling,” “controlled by,” and “under common control with”) means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Basic Documents” means, collectively, this Agreement, the Registration Rights Agreement, the Unitholder Voting Agreement and any and all other agreements or instruments executed and delivered by the Parties on even date herewith, or any amendments, supplements, continuations or modifications thereto.

“Business Day” means any day other than a Saturday, Sunday, or a legal holiday for commercial banks in Houston, Texas.

“Class B Amendment” shall have the meaning specified in Section 2.01(b).

“Class B Unit Price” shall have the meaning specified in Section 2.01(c).

“Class B Units” means the Class B Units of Copano, as established by the Class B Amendment.

“Closing” shall have the meaning specified in Section 2.02.

“Closing Date” shall have the meaning specified in Section 2.02.

“Commission” means the United States Securities and Exchange Commission.

“Commitment Amount” means the amount set forth opposite each Purchaser’s name on Schedule 2.01 to this Agreement.

“Commitment Date” means the date of this Agreement.

“Common Units” means the Common Units of Copano representing limited liability company interests.

“Common Unit Price” shall have the meaning specified in Section 2.01(c).

“Confidential Information” means all oral or written information, documents, records and data relating to the ScissorTail Acquisition (including as referenced in this Agreement) that Copano or its Representatives furnish or otherwise disclose to a Purchaser or any of its Representatives, together with all copies, extracts, analyses, compilations, studies, memoranda, notes or other documents, records or data (in whatever form maintained, whether documentary, computer or other electronic storage or otherwise) prepared by any Person that contain or otherwise reflect or are generated from such information, documents, records or data.  The term “Confidential Information” does not include any information that (a) at the time of disclosure or thereafter is generally available to the public (other than as a result of a disclosure by a Purchaser or its Representatives), (b) is developed by a Purchaser or any of its Representatives, independent of, and without reliance in whole or in part on, any Confidential Information or any knowledge of Confidential Information, (c) becomes available to a Purchaser or its Representatives on a non-confidential basis from a source other than Copano or its Representatives who, insofar as is known to the recipient after reasonable inquiry, is not prohibited from transmitting the information to the recipient by a contractual, legal, fiduciary or other obligation to Copano or (d) was available to a Purchaser or its Representatives on a non-confidential basis prior to its disclosure to a Purchaser or its Representatives by Copano or its Representatives.

“Copano” means Copano Energy, L.L.C., a Delaware limited liability company.

“Copano Financial Statements” means the financial statement or statements described or referred to in Section 3.03.

“Copano Material Adverse Effect” means any material and adverse effect on (i) the assets, liabilities, financial condition, business, operations, prospects or affairs of Copano and its Subsidiaries, taken as a whole, measured against those assets, liabilities, financial condition, business, operations, prospects or affairs reflected in the Copano SEC Documents, (ii) the ability of Copano and its Subsidiaries, taken as a whole, to carry out their business as of the date of this Agreement or to meet their obligations under the Basic Documents on a timely basis, or (iii) the ability of Copano to consummate the transactions under any Basic Document.

“Copano Related Party” shall have the meaning specified in Section 7.02.

“Copano SEC Documents” shall have the meaning specified in Section 3.03.

“Delaware LLC Act” shall have the meaning specified in Section 3.02(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“Governmental Authority” shall include the country, state, county, city and political subdivisions in which any Person or such Person’s Property is located or which exercises valid jurisdiction over any such Person or such Person’s Property, and any court, agency, department, commission, board, bureau or instrumentality of any of them and any monetary authorities that exercise valid jurisdiction over any such Person or such Person’s Property. Unless otherwise specified, all references to Governmental Authority herein shall mean a Governmental Authority having jurisdiction over, where applicable, Copano, its Subsidiaries or any of their Property or any of the Purchasers.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Party” shall have the meaning specified in Section 7.03.

“Indemnifying Party” shall have the meaning specified in Section 7.03.

“Law” means any federal, state, local or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law, rule or regulation.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes.  For the purpose of this Agreement, a Person shall be deemed to be the owner of any Property that it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

“Limited Liability Company Agreement” shall have the meaning specified in Section 2.01(a).

“Lock-Up Date” means 90 days from the Closing Date.

“Parties” means Copano and the Purchasers.

“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization or government or any agency, instrumentality or political subdivision thereof, or any other form of entity.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Purchase Price” means the Common Unit Price and the Class B Unit Price.

“Purchased Class B Units” means the Class B Units to be issued and sold to the Purchasers pursuant to this Agreement.

“Purchased Common Units” means the Common Units to be issued and sold to the Purchasers pursuant to this Agreement.

“Purchased Units” means the Purchased Class B Units and the Purchased Common Units.

“Purchaser Material Adverse Effect” means any material and adverse effect on (i) the ability of a Purchaser to meet its obligations under the Basic Documents on a timely basis or (ii) the ability of a Purchaser to consummate the transactions under any Basic Document.

“Purchaser Related Party” shall have the meaning specified in Section 7.01.

“Purchasers” has the meaning set forth in the introductory paragraph.

“Reference Price” means $29.37.

“Registration Rights Agreement” means the Registration Rights Agreement, substantially in the form attached to this Agreement as Exhibit D, to be entered into at the Closing, between Copano and the Purchasers.

“Representatives” of any Person means the officers, directors, employees, agents and other representatives of such Person.

“ScissorTail Acquisition” shall have the meaning specified in the recitals.

“ScissorTail Closing Date” means the date on which the ScissorTail Acquisition is consummated.

“ScissorTail Purchase Agreement” means the Membership Interest Purchase Agreement among ScissorTail Energy, LLC, Hamilton ScissorTail LLC, ScissorTail Holdings, LLC, and Copano dated June 20, 2005, in the form attached hereto as Exhibit G, pursuant to which the parties thereto will consummate the ScissorTail Acquisition.

“ScissorTail Financing Commitment” means the Commitment Letter between Bank of America, N.A., Banc of America Securities LLC, Banc of America Bridge LLC and Copano, dated June 17, 2005, in the form attached hereto as Exhibit H, pursuant to which the lenders thereunder will commit to provide the debt financing necessary to consummate the ScissorTail Acquisition.

“Second Quarter Distribution” shall have the meaning specified in Section 5.02.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Subsidiary” means, as to any Person, any corporation or other entity of which at least a majority of the outstanding equity interest having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation or other entity (irrespective of whether or not at the time any equity interest of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more of its Subsidiaries.

“Unitholders” means the Common Unitholders and Subordinated Unitholders of Copano.

Section 1.02                                Accounting Procedures and Interpretation.  Unless otherwise specified in this Agreement, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters under this Agreement shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Purchasers under this Agreement shall be prepared, in accordance with GAAP applied on a consistent basis during the periods involved (except, in the case of unaudited statements, as permitted by Form 10-Q promulgated by the Commission) and in compliance as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto.

ARTICLE II
SALE AND PURCHASE

Section 2.01                                Sale and Purchase.  Contemporaneous with the consummation of the ScissorTail Acquisition and subject to the terms and conditions of this Agreement, at the Closing (as defined in Section 2.02 below) Copano hereby agrees to sell to each Purchaser, and each Purchaser hereby agrees, severally and not jointly, to purchase from Copano, the number of Purchased Common Units and Purchased Class B Units, respectively, determined pursuant to paragraphs (a) and (b) below of this Section 2.01, and each Purchaser agrees to pay Copano the Common Unit Price for each Purchased Common Unit and the Class B Unit Price for each Purchased Class B Units, in each case, as set forth in paragraph (c) below of this Section 2.01.  The obligation of each Purchaser under this Agreement is independent of the obligation of each other Purchaser, and the failure or waiver of performance by any Purchaser does not excuse performance by any other Purchaser; provided, however, that, if (i) the number of Purchased Units to be purchased by Goldman at Closing would represent more than 9% of the issued and outstanding number of Common Units and Class B Units (counted together for this purpose) as of immediately after the Closing or (ii) the number of Common Units to be purchased by Goldman at Closing would represent more than 9% of the issued and outstanding number of Common Units as of immediately after the Closing, then, and only upon Goldman’s request, in the case of clause (i), the number of Common Units and Class B Units to be purchased by Goldman (and its respective aggregate Purchase Prices in respect thereof) shall be reduced pro rata (based on the number of Common Units and Class B Units Goldman would otherwise be required to purchase) by the minimum amount necessary such that Goldman’s Purchased Units would not represent more than 9% of the issued and outstanding number of Common Units and Class B Units (counted together for this purpose) as of immediately after the Closing, and/or, in the case of clause (ii), the number of Common Units to be purchased by Goldman (and its aggregate Purchase Price in respect thereof) shall be reduced, and the number of Class B Units to be purchased by Goldman (and its aggregate Purchase Price in respect thereof) shall be increased, by the minimum amount necessary such that Goldman’s Purchased Common Units would not represent more than 9% of the issued and outstanding number of Common Units as of immediately after the Closing.

(a)                                  Common Units.  Subject to the proviso contained in the first paragraph of this Section 2.01, the number of Purchased Common Units to be issued and sold to each Purchasers shall be equal to the quotient determined by dividing (i) the Commitment Amount for such Purchaser under the column entitled “Common Units” on Schedule 2.01 by (ii) the Common Unit Price (as defined in Section 2.01(c) below), which quotient shall be rounded, if necessary, down to the nearest whole number. The Purchased Common Units shall have those rights, preferences, privileges and restrictions governing the Common Units as set forth in the Second Amended and Restated Limited Liability Company Agreement of Copano, dated as of November 15, 2004 (the “Limited Liability Company Agreement”), as amended by an amendment to the Limited Liability Company Agreement, in all material respects in the form of Exhibit A to this Agreement, which Copano will cause to be adopted immediately prior to the issuance and sale of Class B Units contemplated by this agreement (the “Class B Amendment”).

(b)                                 Class B Units.  Subject to the proviso contained in the first paragraph of this Section 2.01, the number of Purchased Class B Units to be issued and sold to each Purchaser shall be equal to the quotient determined by dividing (i) the Commitment Amount for such Purchaser under the column entitled “Common Units” on Schedule 2.01 by (ii) the Class B Unit Price (as defined in Section 2.01(c) below), which quotient shall be rounded, if necessary, down to the nearest whole number. The Purchased Class B Units shall have those rights, preferences, privileges and restrictions governing the Class B Units, which shall be reflected in the Limited Liability Company Agreement, as amended by the Class B Amendment.

(c)                                  Consideration.  The amount per Common Unit each Purchaser will pay to Copano to purchase the Purchased Common Units (the “Common Unit Price”) shall be $28.78.  The amount per Class B Unit each Purchaser will pay to Copano to purchase the Purchased Class B Units (the “Class B Unit Price”) shall be $28.05.

Section 2.02                                Closing.  The execution and delivery of the Basic Documents (other than this Agreement), delivery of certificates representing the Purchased Units, payment by each Purchaser of the Purchase Price and execution and delivery of all other instruments, agreements, and other documents required by this Agreement (the “Closing”) shall take place on a date (the “Closing Date”) concurrent with the ScissorTail Closing Date, but on or prior to September 30, 2005, provided that Copano shall have given each Purchaser ten (10) Business Days (or such shorter period as shall be agreeable to the Parties) prior written notice of such designated closing date, at the offices of Vinson & Elkins L.L.P., 1001 Fannin, Suite 2300, Houston, Texas 77002.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF COPANO

Copano represents and warrants to the Purchasers, on and as of the date of this Agreement and on and as of the Closing Date,  as follows:

Section 3.01                                Corporate Existence.  Copano: (i) is a limited liability company duly organized, legally existing and in good standing under the laws of the State of Delaware; (ii) has all requisite limited liability company power, and has all material governmental licenses, authorizations, consents and approvals, necessary to own its assets and carry on its business as its business is now being conducted as described in Copano’s Annual Report on Form 10-K for the year ended December 31, 2004, except where the failure to obtain such licenses, authorizations, consents and approvals would not reasonably be expected to have a Copano Material Adverse Effect; and (iii) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualifications necessary, except where failure so to qualify would not reasonably be expected to have a Copano Material Adverse Effect.

Section 3.02                                Capitalization and Valid Issuance of Purchased Units.

(a)                                  As of the date of this Agreement, the issued and outstanding membership interests of Copano consist of 7,076,192 Common Units and 3,519,126 Subordinated Units.  All of the outstanding Common Units and Subordinated Units have been duly authorized and validly issued in accordance with applicable Law and the Limited Liability Company Agreement and are fully paid (to the extent required under the Limited Liability Company Agreement) and nonassessable (except as such nonassessability may be affected by Section 18-607 of the Delaware Limited Liability Company Act (the “Delaware LLC Act”).

(b)                                 Other than Copano’s Long-Term Incentive Plan, Copano has no equity compensation plans that contemplate the issuance of Common Units (or securities convertible into or exchangeable for Common Units).  No indebtedness having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which Copano’s unitholders may vote are issued or outstanding.  Except as set forth in the first sentence of this Section 3.02(b), as contemplated by this Agreement, or as are contained in the Limited Liability Company Agreement, there are no outstanding or authorized (i) options, warrants, preemptive rights, subscriptions, calls, or other rights, convertible securities, agreements, claims or commitments of any character obligating Copano or any of its Subsidiaries to issue, transfer or sell any limited liability company interests or other equity interest in, Copano or any of its Subsidiaries or securities convertible into or exchangeable for such limited liability company interests or equity interests, (ii) obligations of Copano or any of its Subsidiaries to repurchase, redeem or otherwise acquire any limited liability company interests or equity interests of Copano or any of its Subsidiaries or any such securities or agreements listed in clause (i) of this sentence or (iii) voting trusts or similar agreements to which Copano or any of its Subsidiaries is a party with respect to the voting of the equity interests of Copano or any of its Subsidiaries.

(c)                                  (i) All of the issued and outstanding equity interests of each of Copano’s Subsidiaries are owned, directly or indirectly, by Copano free and clear of any Liens (except for such restrictions as may exist under applicable Law and except for such Liens as may be imposed under Copano’s or Copano’s Subsidiaries’ credit facilities filed as exhibits to Copano’s SEC Documents), and all such ownership interests have been duly authorized, validly issued and are fully paid (to the extent required in the organizational documents of Copano’s Subsidiaries, as applicable) and non-assessable (except as nonassessability may be affected by Section 6.07 of the Texas Revised Uniform Limited Partnership Act,  Section 18-607 of the Delaware Limited Liability Company Act, Section 17-607 of the Delaware Revised Uniform Limited Partnership Act or the organizational documents of Copano’s Subsidiaries, as applicable) and free of preemptive rights, with no personal liability attaching to the ownership thereof, and (ii) except as disclosed in the Copano SEC Documents, neither Copano nor any of its Subsidiaries own any shares of capital stock or other securities of, or interest in, any other Person, or are obligated to make any capital contribution to or other investment in any other Person.

(d)                                 The Purchased Units and the membership interests represented thereby, will be duly authorized by Copano pursuant to the Limited Liability Company Agreement prior to the Closing and, when issued and delivered to the Purchasers against payment therefor in accordance with the terms of this Agreement, will be validly issued, fully paid (to the extent required by applicable Law and the Limited Liability Company Agreement) and nonassessable (except as such nonassessability may be affected by Section 18-607 of the Delaware LLC Act) and will be free of any and all Liens and restrictions on transfer, other than restrictions on transfer under the Limited Liability Company Agreement and under applicable state and federal securities laws and other than such Liens as are created by the Purchasers.

(e)                                  The Common Units issuable upon conversion of the Class B Units, and the membership interests represented thereby, upon issuance in accordance with the terms of the Class B Units as reflected in the Class B Amendment will be duly authorized by Copano pursuant to the Limited Liability Company Agreement and, subject to receipt of the required unitholder approval, will be validly issued, fully paid (to the extent required by applicable Law and the Limited Liability Company Agreement) and nonassessable (except as such nonassessability may be affected by Section 18-607 of the Delaware LLC Act) and will be free of any and all Liens and restrictions on transfer, other than restrictions on transfer under the Limited Liability Company Agreement and under applicable state and federal securities laws and other than such Liens as are created by the Purchasers.

(f)                                    The Purchased Common Units, and the Common Units underlying the Purchased Class B Units, have been approved for quotation on The Nasdaq National Market, subject to official notice of issuance.  Copano’s currently outstanding Common Units are quoted on The Nasdaq National Market.

Section 3.03                                Copano SEC Documents.  Copano has timely filed with the Commission all forms, registration statements, reports, schedules and statements required to be filed by it under the Exchange Act or the Securities Act (all such documents filed on or prior to the date of this Agreement, collectively, the “Copano SEC Documents”).  The Copano SEC Documents, including, without limitation, any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Copano Financial Statements”), at the time filed (in the case of registration statements, solely on the dates of effectiveness) (except to the extent corrected by a subsequently filed Copano SEC Document filed prior to the date of this Agreement) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, (iii) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, (iv) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and (v) fairly present (subject in the case of unaudited statements to normal, recurring and year-end audit adjustments) in all material respects the consolidated financial position and status of the business of Copano as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended.  Deloitte & Touche LLP is an independent registered public accounting firm with respect to Copano and has not resigned or been dismissed as independent registered public accountants of

Copano as a result of or in connection with any disagreement with Copano on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures.

Section 3.04                                No Material Adverse Change.  Except as set forth in or contemplated by the Copano SEC Documents, and except for the proposed ScissorTail Acquisition, which has been disclosed to, and discussed with, each of the Purchasers, since December 31, 2004, Copano and its Subsidiaries have conducted their business in the ordinary course, consistent with past practice, and there has been no (i) change that has had or would reasonably be expected to have a Copano Material Adverse Effect, other than those occurring as a result of general economic or financial conditions or other developments that are not unique to Copano and its Subsidiaries but also affect other Persons who participate or are engaged in the lines of business of which Copano and its Subsidiaries participate or are engaged, (ii) acquisition or disposition of any material asset by Copano or any of its Subsidiaries or any contract or arrangement therefor, otherwise than for fair value in the ordinary course of business or as disclosed in the Copano SEC Documents, (iii) material change in Copano’s accounting principles, practices or methods, or (iv) incurrence of material indebtedness (other than the incurrence of such indebtedness as is contemplated in connection with the ScissorTail Acquisition).

Section 3.05                                Litigation.  Except as set forth in the Copano SEC Documents, there is no Action pending or, to the knowledge of Copano, contemplated or threatened against Copano or any of its Subsidiaries or any of their respective officers, directors, properties or assets, which (individually or in the aggregate) reasonably would be expected to have a Copano Material Adverse Effect or which challenges the validity of this Agreement or which would reasonably be expected to adversely affect or restrict Copano’s ability to consummate the transactions contemplated by the Basic Documents and the Acquisition Documents.

Section 3.06                                No Breach.  The execution, delivery and performance by Copano of the Basic Documents to which it is a party, and the Acquisition Documents and all other agreements and instruments to be executed and delivered by Copano pursuant thereto or in connection with the transactions contemplated by the Basic Documents and the Acquisition Documents, and compliance by Copano with the terms and provisions under such agreements, do not and will not (a) violate any provision of any law, statute, rule or regulation, order, writ, judgment, injunction, decree, governmental permit, determination or award having applicability to Copano or any of its Subsidiaries or any of their respective properties or assets, (b) conflict with or result in a violation of any provision of the Certificate of Formation or the Limited Liability Company Agreement, or any organizational documents of any of Copano’s Subsidiaries, (c) require any consent, approval or notice under or result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under (i) any note, bond, mortgage, license, or loan or credit agreement to which Copano or any of its Subsidiaries is a party or by which Copano or any of its Subsidiaries or any of their respective properties may be bound or (ii) any other agreement, instrument or obligation, or (d) result in or require the creation or imposition of any Lien upon or with respect to any of the properties now owned or hereafter acquired by Copano or any of its Subsidiaries; with the exception of the conflicts stated in clause (b) of this Section 3.06, except where such conflict, violation, default, breach, termination, cancellation, failure to receive consent or approval, or acceleration with respect to the foregoing provisions of this Section 3.06 would not, individually or in the aggregate, reasonably be expected to have a Copano Material Adverse Effect.

Section 3.07                                Authority.  Copano has all necessary limited liability company power and authority to execute, deliver and perform its obligations under the Basic Documents to which it is a party and the Acquisition Documents, and to consummate the transactions contemplated thereby; and the execution, delivery and performance by Copano of the Basic Documents to which it is a party and the Acquisition Documents, and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary action on its part; and the Basic Documents and the Acquisition Documents constitute the legal, valid and binding obligations of Copano, enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer and similar laws affecting creditors’ rights generally or by general principles of equity. Except as contemplated by this Agreement, no approval from the holders of the Common Units or Subordinated Units is required as a result of Copano’s issuance and sale of the Purchased Units.

Section 3.08                                Approvals.  Except for the approvals required by the Commission in connection with Copano’s obligations under the Registration Rights Agreement and the Registration Statement and the filing and waiting period requirements of the HSR Act relating to the ScissorTail Acquisition, no authorization, consent, approval, waiver, license, qualification or written exemption from, nor any filing, declaration, qualification or registration with, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance by Copano of any of the Basic Documents to which it is a party and the ScissorTail Purchase Agreement, except where the failure to receive such authorization, consent, approval, waiver, license, qualification or written exemption from, or to make such filing, declaration, qualification or registration would not, individually or in the aggregate, reasonably be expected to have a Copano Material Adverse Effect.

Section 3.09                                MLP Status.  Copano has, for each taxable year beginning after December 31, 2003, during which Copano was in existence, met the gross income requirements of Section 7704(c)(2) of the Internal Revenue Code of 1986, as amended.

Section 3.10                                Investment Company Status.  Copano is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.11                                Offering.  Assuming the accuracy of the representations and warranties of the Purchasers contained in this Agreement, the sale and issuance of the Purchased Units pursuant to this Agreement is exempt from the registration requirements of the Securities Act, and neither Copano nor any authorized agent acting on its behalf has taken or will take any action hereafter that would cause the loss of such exemptions.

Section 3.12                                Certain Fees.  No fees or commissions will be payable by Copano to brokers, finders, or investment bankers with respect to the sale of any of the Purchased Units or the consummation of the transaction contemplated by this Agreement.  Copano agrees that it will indemnify and hold harmless each of the Purchasers from and against any and all claims, demands, or liabilities for broker’s, finder’s, placement, or other similar fees or commissions incurred by Copano or alleged to have been incurred by Copano in connection with the sale of Purchased Units or the consummation of the transactions contemplated by this Agreement.

Section 3.13                                No Side Agreements.  There are no other agreements by, among or between Copano or its Affiliates, on the one hand, and any of the Purchasers or their Affiliates, on the other hand, with respect to the transactions contemplated hereby nor promises or inducements for future transactions between or among any of such parties.

Section 3.14                                Acquisition Documents.  Copano has, contemporaneously with entering into this Agreement, entered into the Unitholder Voting Agreement and the Acquisition Documents in the forms attached hereto as Exhibits F, G and H.

Section 3.15                                Class B Unit Vote.  The majority of the total votes cast of the holders of Common Units (with the exception of the Purchased Common Units which are not entitled to vote according to the rules of The Nasdaq National Market) and Subordinated Units (voting together as one class) is the only approval required to approve the conversion of Class B Units into Common Units.  As of the date of this Agreement and based on Copano’s records, the Persons listed on Schedule 3.15 to this Agreement are the beneficial owners of the Common Units and Subordinated Units set forth opposite such Person’s name on Schedule 3.15 to this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF EACH PURCHASER

Each Purchaser, severally and not jointly, represents and warrants to Copano with respect to itself, on and as of the date of this Agreement and on and as of the Closing Date, as follows:

Section 4.01                                Corporate Existence.  Each Purchaser (i) is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and (ii) has all requisite power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as its business is now being conducted, except where the failure to obtain such licenses, authorizations, consents and approvals would not have or would not reasonably be expected to have a Purchaser Material Adverse Effect.

Section 4.02                                No Conflicts.  The execution, delivery and performance by such Purchaser of this Agreement, the Basic Documents and all other agreements and instruments to be executed and delivered by such Purchaser pursuant hereto or thereto or in connection herewith or therewith, compliance by such Purchaser with the terms and provisions hereof and thereof, and the purchase of the Purchased Units by such Purchaser do not and will not (a) violate any provision of any law, statute, rule or regulation, order, writ, judgment, injunction, decree, governmental permit, determination or award having applicability to such Purchaser or any of its properties or assets, (b) conflict with or result in a violation of any provision of the organizational documents of such Purchaser, or (c) require any consent (other than standard internal consents), approval or notice under or result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under (i) any note, bond, mortgage, license, or loan or credit agreement to which such Purchaser is a party or by which such Purchaser or any of its properties may be bound or (ii) any other such agreement, instrument or obligation; with the exception of the conflicts stated in clause (b) of this Section 4.02, except where such conflict, violation, default, breach, termination, cancellation, failure to receive consent or approval, or acceleration with respect to the foregoing provisions of this Section 4.02 would not, individually or in the aggregate, reasonably be likely to have a Purchaser Material Adverse Effect.

Section 4.03                                Investment.  Each Purchaser represents and warrants to, and covenants and agrees with, Copano that the Purchased Units are being acquired for its own account, not as a nominee or agent, and with no present intention of distributing the Purchased Units or any part thereof, and that such Purchaser has no present intention of selling or granting any participation in or otherwise distributing the same in any transaction in violation of the securities laws of the United States of America or any State, without prejudice, however, to such Purchaser’s right at all times to sell or otherwise dispose of all or any part of the Purchased Units under a registration statement under the Securities Act and applicable state securities laws or under an exemption from such registration available thereunder (including, without limitation, if available, Rule 144 promulgated thereunder). If such Purchaser should in the future decide to dispose of any of the Purchased Units, such Purchaser understands and agrees (a) that it may do so only (i) in compliance with the Securities Act and applicable state securities law, as then in effect, or (ii) in the manner contemplated by any registration statement pursuant to which such securities are being offered, and (b) that stop-transfer instructions to that effect will be in effect with respect to such securities.

Section 4.04                                Nature of Purchaser.  Each Purchaser represents and warrants to, and covenants and agrees with, Copano that, (a) it is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated by the Securities and Exchange Commission pursuant to the Securities Act and (b) by reason of its business and financial experience it has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Purchased Units, is able to bear the economic risk of such investment and, at the present time, would be able to afford a complete loss of such investment.

Section 4.05                                Receipt of Information; Authorization.  Each Purchaser acknowledges that it has (i) had access to Copano’s SEC Documents, (ii) had access to information regarding the proposed ScissorTail Acquisition and its potential effect on Copano’s operations and financial results and (c) has been provided a reasonable opportunity to ask questions of and receive answers from Representatives of Copano regarding such matters.

Section 4.06                                Restricted Securities.  Each Purchaser understands that the Purchased Units it is purchasing are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from Copano in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, Purchaser represents that it is knowledgeable with respect to Rule 144 of the Commission promulgated under the Securities Act.

Section 4.07                                Certain Fees.  No fees or commissions will be payable by such Purchaser to brokers, finders, or investment bankers with respect to the sale of any of the Purchased Units or the consummation of the transaction contemplated by this Agreement.  Purchaser agrees that it will indemnify and hold harmless Copano from and against any and all claims, demands, or liabilities for broker’s, finder’s, placement, or other similar fees or commissions incurred by such Purchaser or alleged to have been incurred by such Purchaser in connection with the sale of Purchased Units or the consummation of the transactions contemplated by this Agreement.

Section 4.08                                Legend.  It is understood that the certificates evidencing the Purchased Units may bear the following legend:  “These securities have not been registered under the Securities Act of 1933, as amended.  They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or an opinion of counsel satisfactory to the Company that such registration is not required or unless sold pursuant to Rule 144 of such Act.”

ARTICLE V
COVENANTS

Section 5.01                                Shareholder Vote With Respect to Conversion.

(a)                                  Copano shall, in accordance with applicable Law and its Limited Liability Company Agreement, take all action necessary to convene a meeting of its Unitholders to consider and vote upon the conversion of the Class B Units into Common Units as soon as practicable, but in any event not later than 180 days from the Closing Date.  Subject to fiduciary duties under applicable Law, the Board of Directors of Copano shall, in connection with such meeting, recommend approval of the conversion of the Class B Units into Common Units and shall take all other lawful action to solicit the approval of the conversion of the Class B Units into Common Units by the Unitholders, except that Copano may, but shall not be required to, hire any proxy solicitation firm in connection with such meeting.

(b)                                 If the conversion of the Class B Units into Common Units is not approved by the Unitholders at the meeting contemplated by clause (a), upon written notice from the Purchasers holding a majority of the Class B Units, Copano shall be obligated to convene another meeting of its Unitholders on the terms set forth in clause (a) (except that such meeting shall take place no later than Copano’s next scheduled annual meeting of Copano’s Unitholders), and the Board of Directors shall again be obligated to take the actions set forth in clause (a) with respect to such meeting.  If the approval of its Unitholders is not obtained at this second meeting of Unitholders, then Copano shall be obligated to include the conversion of Class B Units into Common Units as a proposal to be voted upon at no more than two subsequent annual meetings of its Unitholders, and its Board of Directors shall remain obligated to take the actions set forth in clause (a) with respect to each such meeting.

Section 5.02                                Second Quarter Distribution.  If the Closing is after the record date of the distribution to Unitholders with respect to the quarter ended June 30, 2005 (the “Second Quarter Distribution”), Copano and its Board of Directors shall, on the later of its normal payment date (on or about August 15, 2005) and the Closing, take all action necessary to provide that the Purchasers receive such distribution or a cash payment equal to the same as would otherwise be payable in respect of each Purchased Unit if the holders thereof were record holders on the record date for the Second Quarter Distribution.

Section 5.03                                Subsequent Public Offerings.  Without the written consent of the holders of a majority of the Purchased Units, from the date of this Agreement until the Lock-Up Date, Copano shall not, and shall cause its Subsidiaries not to, grant, issue or sell any membership interests or other equity securities, any securities convertible into or exchangeable for any membership interests or other equity securities, or take any other action that may result in the issuance of any of the foregoing, other than (i) options to purchase Common Units or Subordinated Units granted pursuant to compensation, benefit, severance or similar plans or employment agreements of Copano as in effect on the date of this Agreement, (ii) the issuance or sale of Common Units at a price no less than $33.78 and (iii) the issuance or sale of up to 3.0 million Common Units, provided such Common Units are issued or sold in a registered public offering or private offering to finance the ScissorTail Acquisition.  Notwithstanding the foregoing, Copano shall not, and shall cause its Subsidiaries not to, sell, offer for sale or solicit offers to buy any security (as defined in the Securities Act) that would be integrated with the sale of the Purchased Units in a manner that would require the registration under the Securities Act of the sale of the Purchased Units to the Purchasers.

Section 5.04                                Vote For Conversion of Class B Units.  At any meeting (including adjournments or postponements thereof) of Copano’s Unitholders held to consider approval of the conversion of the Class B Units into Common Units (including the special meeting of Unitholders contemplated by Section 5.01 above), each of the Purchasers agrees to vote all of its Common Units and Subordinated Units, with the exception of the Purchased Common Units which are not entitled to vote according to the rules of The Nasdaq National Market, in favor of the conversion of the Class B Units into Common Units.

Section 5.05                                Purchaser Lock-Up.  Each Purchaser agrees that from and after the Closing it will not sell any of the Purchased Units prior to the Lock-Up Date.

Section 5.06                                Taking of Necessary Action.  Each of the parties hereto shall use its commercially reasonable efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable under applicable Law and regulations to consummate and make effective the transactions contemplated by this Agreement.  Without limiting the foregoing, Copano and each Purchaser will, and Copano shall cause each of its Subsidiaries to, use its commercially reasonable efforts to make all filings (including, without limitation and if applicable, under the HSR Act) and obtain all consents of Governmental Authorities which may be necessary or, in the reasonable opinion of the Purchasers or Copano, as the case may be, advisable for the consummation of the transactions contemplated by this Agreement and the Basic Documents.

Section 5.07                                Non-Disclosure; Interim Public Filings.  Copano shall not disclose the name or identity of any of the Purchasers as a Purchaser without the prior written consent of such Purchaser, except in connection with Copano’s filing of a Form 8-K under the Exchange Act, as a result of this Agreement, the other Basic Documents or the Acquisition Documents or the transactions contemplated hereby and thereby, or other similarly required Exchange Act reports, or as required by applicable Law or the rules or regulations of The Nasdaq National Market or other exchange on which securities of Copano are listed or traded; provided, however, that, in the event that any such required disclosure contains specific information about a Purchaser other than its identity and ownership interest and the type of Copano’s securities owned by it, Copano shall, prior to making such disclosure, provide such Purchaser with a draft of such disclosure and permit such Purchaser reasonable opportunity (in light of the circumstances) to review and comment on such disclosure and consider in good faith (but not be required to accept) any comments proposed by such Purchaser..

ARTICLE VI
CLOSING CONDITIONS

Section 6.01                                Conditions to the Closing.

(a)                                  Mutual Conditions.  The respective obligation of each Party to consummate the purchase and issuance and sale of the Purchased Units shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by a particular Party on behalf of itself in writing, in whole or in part, to the extent permitted by applicable Law):

(i)                                     no statute, rule, order, decree or regulation shall have been enacted or promulgated, and no action shall have been taken, by any Governmental Authority of competent jurisdiction which temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement  or makes the transactions contemplated by this Agreement  illegal;

(ii)                                  there shall not be pending any suit, action or proceeding by any Governmental Authority seeking to restrain, preclude, enjoin or prohibit the transactions contemplated by this Agreement; and

(iii)                               Copano shall have consummated the ScissorTail Acquisition substantially on the terms set forth in the ScissorTail Purchase Agreement executed on the date hereof.

(b)                                 Each Purchaser’s Conditions.  The respective obligation of each Purchaser to consummate the purchase of its Purchased Units shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by a particular Purchaser on behalf of itself in writing, in whole or in part, to the extent permitted by applicable Law):

(i)                                     Copano shall have performed and complied with the covenants and agreements contained in this Agreement that are required to be performed and complied with by Copano on or prior to the Closing Date;

(ii)                                  the representations and warranties of Copano contained in this Agreement that are qualified by materiality or Copano Material Adverse Effect shall be true and correct when made and as of the Closing Date and all other representations and warranties shall be true and correct in all material respects when made and as of the Closing Date, in each case as though made at and as of the Closing Date (except that representations made as of a specific date shall be required to be true and correct as of such date only);

(iii)                               since the date of this Agreement, no Copano Material Adverse Effect shall have occurred and be continuing;

(iv)                              Copano shall have adopted the Class B Amendment in all material respects in the form attached as Exhibit A to this Agreement;

(v)                                 Copano shall have delivered, or caused to be delivered, to the Purchasers at the Closing, Copano’s closing deliveries described in Section 6.02 of this Agreement; and

(vi)                              the Unitholder Voting Agreement shall be in full force and effect.

(c)                                  Copano’s Conditions.   The obligation of Copano to consummate the sale of the Purchased Units to each of the Purchasers shall be subject to the satisfaction on or prior to the Closing Date of the following conditions with respect to each Purchaser individually and not the Purchasers jointly (which may be waived by Copano in writing, in whole or in part, to the extent permitted by applicable Law)

(i)                                     each Purchaser shall have performed and complied with the covenants and agreements contained in this Agreement that are required to be performed and complied with by that Purchaser on or prior to the Closing Date;

(ii)                                  the representations and warranties of each Purchaser contained in this Agreement that are qualified by materiality or Purchaser Material Adverse Effect shall be true and correct when made and as of the Closing Date and all other representations and warranties shall be true and correct in all material respects when made and as of the Closing Date, in each case as though made at and as of the Closing Date  (except that representations made as of a specific date shall be required to be true and correct as of such date only);

(iii)                               since the date of this Agreement, no Purchaser Material Adverse Effect shall have occurred and be continuing; and

(iv)                              each Purchaser shall have delivered, or caused to be delivered, to Copano at the Closing, such Purchaser’s closing deliveries described in Section 6.03 of this Agreement.

Section 6.02                                Copano Deliveries. At the Closing, subject to the terms and conditions of this Agreement, Copano will deliver, or cause to be delivered, to each Purchaser:

(a)                                  The Purchased Units by delivering certificates (bearing the legend set forth in Section 4.08) evidencing such Purchased Units at the Closing, all free and clear of any Liens, encumbrances or interests of any other party;

(b)                                 The Officer’s Certificate substantially in the form attached to this Agreement as Exhibit B.

(c)                                  An opinion addressed to the Purchasers from legal counsel to Copano, dated the Closing Date, in the form substantially similar in substance to the form of opinion attached to this Agreement as Exhibit C; and

(d)                                 The Registration Rights Agreement in substantially the form attached to this Agreement as Exhibit D, which shall have been executed by Copano.

Section 6.03                                Purchaser Deliveries.  At the Closing, subject to the terms and conditions of this Agreement, the Purchasers will deliver, or cause to be delivered, to Copano:

(a)                                  Payment to Copano of the Purchase Price by wire transfer(s) of immediately available funds to an account designated by Copano in writing at least two (2) Business Days (or such shorter period as shall be agreeable to all parties hereto) prior to the Closing;

(b)                                 The Registration Rights Agreement in substantially the form attached to this Agreement as Exhibit D, which shall have been duly executed by each Purchaser; and

(c)                                  The Officer’s Certificate substantially in the form attached to this Agreement as Exhibit E.

ARTICLE VII
INDEMNIFICATION, COSTS AND EXPENSES

Section 7.01                                Indemnification by Copano.  Copano agrees to indemnify each Purchaser and its officers, directors, employees, advisors and agents (collectively, “Purchaser Related Parties”) from, and hold each of them harmless against any and all actions, suits, proceedings (including any investigations, litigation or inquiries), demands, causes of action, costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever, including, without limitation, the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them as a result of, arising out of, or in any way related to (i) any actual or proposed use by Copano of the proceeds of any sale of the Purchased Units or (ii) the breach of any of the representations, warranties or covenants of Copano contained herein, provided such claim for indemnification relating to a breach of a representation or warranty is made prior to the expiration of such representation or warranty.

Section 7.02                                Indemnification by Purchasers.  Each Purchaser agrees, severally and not jointly, to indemnify Copano and its Representatives (collectively, “Copano Related Parties”) from, and hold each of them harmless against, any and all actions, suits, proceedings (including any investigations, litigation, or inquiries), demands, causes of action, costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever, including, without limitation, the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them as a result of, arising out of, or in any way related to the breach of any of the representations, warranties or covenants of such Purchaser contained herein, provided such claim for indemnification relating to a breach of the representations and warranties is made prior to the expiration of such representations and warranties.

Section 7.03                                Indemnification Procedure.  Promptly after any Copano Related Party or Purchaser Related Party (hereinafter, the “Indemnified Party”) has received notice of any indemnifiable claim hereunder, or the commencement of any action or proceeding by a third person, which the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement, the Indemnified Party shall give the indemnitor hereunder (the “Indemnifying Party”) written notice of such claim or the commencement of such action or proceeding, but failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to such Indemnified Party hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure. Such notice shall state the nature and the basis of such claim to the extent then known.  The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel, any such matter as long as the Indemnifying Party pursues the same diligently and in good faith. If the Indemnifying Party undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all commercially reasonable respects in the defense thereof and the settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party’s possession or control.  Such cooperation of the Indemnified Party shall be at the cost of the Indemnifying Party.  After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party shall be entitled (i) at its expense, to participate in the defense of such asserted liability and the negotiations of the settlement thereof and (ii) if (A) the Indemnifying Party has failed to assume the defense and employ counsel or (B) if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and counsel to the Indemnified Party shall have concluded that there may be reasonable defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Indemnifying Party, then the Indemnified Party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Indemnifying Party as incurred.  Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not settle any indemnified claim without the consent of the Indemnified Party, unless the settlement thereof imposes no liability or obligation on, involves no admission of wrongdoing or malfeasance by, and includes a complete release from liability of, the Indemnified Party.

ARTICLE VIII
MISCELLANEOUS

Section 8.01                                Interpretation. Article, Section, Schedule, and Exhibit references are to this Agreement, unless otherwise specified. All references to instruments, documents, contracts, and agreements are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to.” Whenever Copano has an obligation under the Basic Documents, the expense of complying with that obligation shall be an expense of Copano unless otherwise specified. Whenever any determination, consent, or approval is to be made or given by a Purchaser, such action shall be in such Purchaser’s sole discretion unless otherwise specified in this Agreement. If any provision in the Basic Documents is held to be illegal, invalid, not binding, or unenforceable, such provision shall be fully severable and the Basic Documents shall be construed and enforced as if such illegal, invalid, not binding, or unenforceable provision had never comprised a part of the Basic Documents, and the remaining provisions shall remain in full force and effect. The Basic Documents have been reviewed and negotiated by sophisticated parties with access to legal counsel and shall not be construed against the drafter.

Section 8.02                                Survival of Provisions.  The representations and warranties set forth in Sections 3.02, 3.04, 3.12, 3.13, 4.03, 4.04, 4.05, 4.06, 4.07, 4.08 and 4.09 of this Agreement shall survive the execution and delivery of this Agreement indefinitely, and the other representations and warranties set forth in this Agreement shall survive for a period of twelve (12) months following the Closing Date regardless of any investigation made by or on behalf of Copano or any Purchaser.  The covenants made in this Agreement or any other Basic Document shall survive the closing of the transactions described herein and remain operative and in full force and effect regardless of acceptance of any of the Purchased Units and payment therefor and repayment, conversion, exercise or repurchase thereof. All indemnification obligations of Copano and the Purchasers the provisions of Article VII shall remain operative and in full force and effect unless such obligations are expressly terminated in a writing by the Parties referencing that individual Section, regardless of any purported general termination of this Agreement.

Section 8.03                                No Waiver; Modifications in Writing.

(a)                                  Delay. No failure or delay on the part of any party in exercising any right, power, or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any right, power, or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a party at law or in equity or otherwise.

(b)                                 Specific Waiver. Except as otherwise provided herein, no amendment, waiver, consent, modification, or termination of any provision of this Agreement or any other Basic Document shall be effective unless signed by each of the original signatories hereto or thereto affected by such amendment, waiver, consent, modification, or termination. Any amendment, supplement or modification of or to any provision of this Agreement or any other Basic Document, any waiver of any provision of this Agreement or any other Basic Document, and any consent to any departure by Copano from the terms of any provision of this Agreement or any other Basic Document shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on Copano in any case shall entitle Copano to any other or further notice or demand in similar or other circumstances.

Section 8.04                                Binding Effect; Assignment.

(a)                                  Binding Effect. This Agreement shall be binding upon Copano, each Purchaser, and their respective successors and permitted assigns. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and as provided in Article VII, and their respective successors and permitted assigns.

(b)                                 Assignment of Purchased Units. All or any portion of a Purchaser’s Purchased Units purchased pursuant to this Agreement may be sold, assigned or pledged by such  Purchaser, subject to compliance with applicable securities laws, Section 5.02 of this Agreement and the Registration Rights Agreement.

(c)                                  Assignment of Rights. All or any portion of the rights and obligations of each Purchaser under this Agreement may be transferred to any Affiliate of such Purchaser but may not otherwise be transferred by such Purchaser without the prior written consent of Copano.

Section 8.05                                Aggregation of Purchased Units.  All Purchased Units held or acquired by Persons who are Affiliates of one another shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

Section 8.06                                Confidentiality and Non-Disclosure. Notwithstanding anything herein to the contrary, each Purchaser that has executed a Confidentiality Agreement in favor of Copano shall continue to be bound by such Confidentiality Agreement.  Each Purchaser that has not executed a Confidentiality Agreement in favor of Copano will refrain for a period of 18 months after the date hereof, and will use reasonable best efforts to cause its Representatives to refrain, from disclosing to any other Person any Confidential Information, except to the extent compelled by Law or the rules, regulations or orders of any securities exchange or self-regulatory authority.

Section 8.07                                Communications.  All notices and demands provided for hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, telecopy, air courier guaranteeing overnight delivery or personal delivery to the following addresses:

(a)                                  If to KAMIC:

Kayne Anderson MLP Investment Company

1800 Avenue of the Stars, 2nd Floor

Los Angeles, California 90067

Attention: David Shladovsky, Esq.

Facsimile: (310) 284-6490

with a copy to:

1100 Louisiana, Suite 4550

Houston, Texas 77002

Attention: Kevin McCarthy

Facsimile: (713) 655-7355

Baker Botts L.L.P.

One Shell Plaza

910 Louisiana

Houston, Texas 77002

Attention: Joshua Davidson, Esq.

Facsimile: (713) 229-2727

(b)                                 If to the RCH Entities:

RR Advisors, LLC

2100 McKinney Ave, Suite 700

Dallas, TX 75201

Attention:  Robert Raymond

Facsimile:  (214) 661-8044

with a copy to:

Baker Botts L.L.P.

98 San Jacinto Blvd.

1500 San Jacinto Center

Austin, Texas  78701

Attention:  Joshua Davidson

Facsimile:  (713) 229-2727

(c)                                  If to the Tortoise Entities:

Tortoise Energy Infrastructure Corporation

10801 Mastin, Suite 222

Overland Park, KS  66210

Attention:  David Schulte

Facsimile:  (913) 345-2763

with a copy to:

Blackwell Sanders Peper Martin LLP

2300 Main Street, Suite 1000

Kansas City, MO 64108

Attention: Steven F. Carman

Facsimile: (816) 983-8080

(d)                                 If to EIGF or FCMOF:

c/o Fiduciary Asset Management

8112 Maryland Avenue, Suite 400

St. Louis, MO 63105

Attention: Jim Cunnane

Facsimile:  (314) 863-4360

with a copy to:

Andrews Kurth L.L.P.

600 Travis, Suite 4200

Houston, Texas 77002

Attention:  Bill Cooper

Facsimile: (713) 238-7127

(e)                                  If to Goldman, Sachs & Co.:

Goldman, Sachs & Co.

Principal Strategies Group

One New York Plaza

47th Floor

New York, New York 10004

Attention:  Gaurav Bhandari

Facsimile:  (212) 346-3124

with a copy to:

Fried Frank Harris Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

Attention:  David Shine, Esq.

Facsimile:  (212) 859-8586

(f)                                    If to AOP or ACP:

Attention:

Facsimile:

with a copy to:

Attention:

Facsimile:

(g)                                 If to SH, SA or SFF:

Strome Investment Management, LP

100 Wilshire Blvd. #1500

Santa Monica, CA  90401

Attention:  Casey J. Borman, Esq.

Facsimile:  (310) 752-1483

with a copy to:

Attention:

Facsimile:

(h)                                 If to Copano:

Copano Energy, L.L.C.
2727 Allen Parkway, Suite 1200
Houston, Texas 77019
Attention: Douglas L. Lawing, Esq.
Facsimile: (713) 621-9545

with a copy to:

Vinson & Elkins L.L.P.
2300 First City Tower
1001 Fannin Street
Houston, Texas 77002
Attention: David Oelman, Esq.
Facsimile: (713) 615-5861

or to such other address as Copano or such Purchaser may designate in writing. All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; upon actual receipt if sent by certified mail, return receipt requested, or regular mail, if mailed; when receipt acknowledged, if sent via facsimile; and upon actual receipt when delivered to an air courier guaranteeing overnight delivery.

Section 8.08                                Removal of Legend.  Copano shall remove the legend described in Section 4.08 of this Agreement from the certificates evidencing the Purchased Units at the request of a Purchaser submitting to Copano such certificates, together with an opinion of counsel to the effect that such legend is no longer required under the Securities Act or applicable state securities laws, as the case may be, unless Copano, with the advice of counsel, determines that such removal is inappropriate.

Section 8.09                                Entire Agreement.  This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein with respect to the rights granted by Copano or a Purchaser set forth herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

Section 8.10                                Governing Law.  This Agreement will be construed in accordance with and governed by the laws of the State of Delaware without regard to principles of conflicts of laws.

Section 8.11                                Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

Section 8.12                                Termination.

(a)                                  Notwithstanding anything herein to the contrary, this Agreement may be terminated on or any time prior to the Closing:

(i)                                     by the mutual written consent of the Purchasers entitled to purchase a majority of the Purchased Units based on their Commitment Amounts and Copano; or

(ii)                                  by the written consent of the Purchasers entitled to purchase a majority of the Purchased Units based on their Commitment Amounts or by Copano, (i) if any representation or warranty of the other party set forth in this Agreement shall be untrue in any material respect when made, or (ii) upon a breach in any material respect of any covenant or agreement on the part of the other set forth in this Agreement (either (i) or (ii) above being a “Terminating Breach”); provided, that, each Terminating Breach would cause the conditions to the non-terminating party’s obligations not to be satisfied and such Terminating Breach is not cured within 20 days after written notice from the non-breaching party; or

(iii)                               by Purchasers entitled to purchase not less than two-thirds of the Purchased Common Units if (A) Bank of America, N.A. and Banc of America Securities LLC or Banc of America Bridge LLC  (collectively “Bank of America”) fails to provide financing to Copano pursuant to the Commitment Letter dated June 17, 2005 between Bank of America and Copano Energy, L.L.C. and (B) Copano is unable to obtain replacement financing on substantially similar terms on or before September 30, 2005.

(b)                                 Notwithstanding anything herein to the contrary, this Agreement shall automatically terminate on or any time prior to the Closing:

(i)                                     if the Closing shall not have occurred on or before September 30, 2005;

(ii)                                  if the ScissorTail Purchase Agreement shall have been terminated pursuant to its terms; or

(iii)                               if a statute, rule, order, decree or regulation shall have been enacted or promulgated, or if any action shall have been taken by any Governmental Authority of competent jurisdiction which permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement or makes the transactions contemplated by this Agreement illegal.

(c)                                  In the event of the termination of this Agreement as provided in Section 8.12(a), this Agreement shall forthwith become null and void.  In the event of such termination, there shall be no liability on the part of any party hereto, except as set forth in Article VII of this Agreement and except with respect to the requirement to comply with any confidentiality agreement in favor of Copano; provided that nothing herein shall relieve any party from any liability or obligation with respect to any willful breach of this Agreement.

Section 8.13                                Expenses.  Copano hereby covenants and agrees to reimburse KAMIC, as lead purchaser, for reasonable and documented costs and expenses incurred in connection with the negotiation, execution, delivery and performance of the Basic Documents and the transactions contemplated hereby and thereby (including the reasonable expenses of Baker Botts L.L.P.), provided that such expenses do not exceed $50,000 and that any request for such expense reimbursement by the Purchasers be accompanied by a detailed invoice for such amount and that the Agreement is not terminated by the Purchasers other than as a result of a breach of a representation, warranty or covenant by Copano or by mutual consent of the Parties.  If any action at law or equity is necessary to enforce or interpret the terms of the Basic Documents, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

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IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

KAYNE ANDERSON MLP INVESTMENT COMPANY

By:
Kevin McCarthy
Chief Executive Officer and President

Signature Page to Class B Unit and
Common Unit Purchase Agreement

RCH ENERGY MLP FUND LP

By:	RCH Energy MLP Fund GP, LP, its general partner

By: RR Advisors, LLC, its general partner

By:
Robert Raymond, its sole member

RCH ENERGY MLP FUND-A LP

By:	RCH Energy MLP Fund GP, LP, its general partner

By: RR Advisors, LLC, its general partner

By:
Robert Raymond, its sole member

Signature Page to Class B Unit and
Common Unit Purchase Agreement

TORTOISE ENERGY INFRASTRUCTURE CORPORATION

By:
David J. Schulte
President

TORTOISE ENERGY CAPITAL CORPORATION

By:
David J. Schulte
President

Signature Page to Class B Unit and
Common Unit Purchase Agreement

ENERGY INCOME AND GROWTH FUND

By:

FIDUCIARY/CLAYMORE MLP
OPPORTUNITY FUND

By:
James J. Cunnane, Jr.
Managing Director and Senior Portfolio Manager

Signature Page to Class B Unit and
Common Unit Purchase Agreement

GOLDMAN, SACHS & CO.
On behalf of Principal Strategies Group

By:
Name:
Title:

Signature Page to Class B Unit and
Common Unit Purchase Agreement

ALERIAN OPPORTUNITY PARTNERS LP

By:
Name:
Title:

ALERIAN CAPITAL PARTNERS LP

By:
Name:
Title:

Signature Page to Class B Unit and
Common Unit Purchase Agreement

STROME HEDGECAP, LP

By:	Strome Investment Management, L.P.,
its general partner

By:
Jeffrey Lambert, Chief Operating Officer

STROME ALPHA, LP

By:	Strome Investment Management, L.P.,
its general partner

By:
Jeffrey Lambert, Chief Operating Officer

STROME FAMILY FOUNDATION

By:
Jeffrey Lambert, Treasurer and Secretary

Signature Page to Class B Unit and
Common Unit Purchase Agreement

COPANO ENERGY, L.L.C.

By:
John R. Eckel, Jr.
Chairman of the Board and Chief Executive Officer

Signature Page to Class B Unit and
Common Unit Purchase Agreement